SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2004

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

Ten Post Office Square, Boston, Massachusetts 02109
(Address of principal executive offices)  (Zip code)

(617) 912-1900
(Registrant’s telephone number, including area code)

Item 5.  Other Events and Required FD Disclosure.

Boston Private Financial Holdings, Inc. today announced that the Company has received all regulatory approvals necessary to complete its three pending acquisitions.

As previously announced, the Company has signed definitive agreements to acquire an 80% interest in Dalton, Greiner, Hartman, Maher & Co. (DGHM) of New York, NY, a 20% interest in Bingham, Osborn & Scarborough, LLC  (Bingham Osborn) of San Francisco, California and 100% interest in First State Bancorp (OTC BB: FCAL.OB), the holding company of First State Bank of California.

DGHM, founded in 1990 and managing approximately $3.1 billion of client assets as of December 31, 2003, is a value style manager specializing in small-cap equities.  The firm’s primary product offerings include mid-cap value, small-cap value and micro-cap value.  It also manages three specialty products: ValueTech (a value approach to technology stocks), UltraValue (a highly concentrated value portfolio), and Enhanced Value (a long/short hedge fund).

Bingham Osborn, founded in 1985, manages approximately $900 million of client assets as of December 31, 2003, and is a fee-only financial planning firm specializing in strategies for retirement planning, estate planning, charitable giving, portfolio diversification, insurance programs and tax management.  The firm is also a globally diversified investment manager with expertise in concentrated stock and stock options.  Over the next 5 years, Boston Private could acquire up to a 70% percent interest in the firm.

First State Bank of California (FSB) is a $185 million asset commercial bank situated in Los Angeles County.  Founded in 1983, First State Bank of California is headquartered in Granada Hills with an office in Burbank and a loan production office in Rancho Cucamonga, California.

All three transactions are expected to close in February 2004.  The closing of FSB is subject to a fifteen day waiting period to permit public comment.

The Company also announced that its expected combined effective federal and state income tax rate for 2004 will be increased to approximately 37-38%, primarily as a result of the impact of these transactions and changes in state tax laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Date: February 3, 2004	/s/ Walter M. Pressey
Walter M. Pressey
President and Chief Financial Officer